MEDICORE, INC. AND SUBSIDIARIES
EXHIBIT 11 -- COMPUTATION OF EARNINGS PER SHARE
(UNAUDITED)


                                                               THREE MONTHS ENDED
                                                                    MARCH 31,
                                                            ------------------------
                                                                1996         1995
                                                            -----------  -----------
PRIMARY

Weighted average shares outstanding                           5,454,940    5,454,940

Net effect of dilutive stock options-based on the modified
   treasury stock method for 1996 and the treasury stock
   method for 1995 using average market price                   678,746      250,299
                                                            -----------  -----------

                                                              6,133,686    5,705,239
                                                            ===========  ===========

Net income                                                  $   725,253  $   460,924
                                                            ===========  ===========

Net income per share                                        $       .12  $       .08
                                                            ===========  ===========

Note: Fully diluted earnings per share has not been presented for 1996 or 1995 as it is not dilutive.